Exhibit 10.16

ESKER THERAPEUTICS, INC.

September 15, 2021

David Goldstein

Re: Offer of Employment

Dear David:

We are pleased to present this offer of employment for the position of Chief Scientific Officer of Esker Therapeutics, Inc. (the “Company”), a Foresite Labs, LLC (“Foresite Labs”) incubated company. This is a full-time, exempt position, carrying considerable responsibility and is integral to the development and success of the business. We are excited about your interest in joining the Company full-time. This letter agreement formally presents the specifics of our offer for your consideration:

Title:	Chief Scientific Officer

Base Pay:	$360,000 per year

Status:	Regular, Full-Time Employee, Exempt

Reports to:	CEO

Start Date:	September 15, 2021

Location:	San Francisco / Remote

Scope of Work

You will report directly to the Company’s CEO, and will principally work from the Company’s facility, located in the San Francisco area, although you will be initially be permitted to work remotely. Subject to your right to receive severance upon a Constructive Termination (as defined herein), the Company may change your position, duties, and work location or reporting structure from time to time at its discretion.

Professional Contribution

You agree that you will, at all times and to the best of your abilities, loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms of this letter, and to the reasonable satisfaction of the Company. You further agree that during your term of employment, you will devote all of your business time and attention to the business of the Company and that the Company will be entitled to all of the benefits and profits arising from or incidental to all your work, services and advice. You agree that you will not provide commercial or professional services of any nature to any other person or organization (other than the Company or another incubated company of Foresite Labs), whether or not for compensation, without the prior written consent of the Board of Directors. You further agree that during your employment with the Company, you will not directly or indirectly engage or participate in any business that is competitive, in any manner, with the business of the Company. Notwithstanding the foregoing, you may serve on corporate boards or committees, civic, charitable or other non-profit boards, committees or organizations, deliver lectures or fulfill speaking engagements; provided, however, that (i) such activities do not individually or in the aggregate materially interfere with the performance of your duties under this letter agreement and (ii) you notify and receive prior written consent from the Board of Directors. You further agree to comply with the Company’s written policies and rules, as they may be in effect from time to time during your employment.

At-Will Employment Status

Your employment with the Company is “at-will” and will continue only so long as continued employment is mutually agreeable to you and the Company. While we are extending this offer with the hope you will stay and enhance your career with us, either you or the Company may modify the terms of or terminate the employment relationship at any time, for any reason, with or without notice or cause, subject to the provisions of Attachment A which are incorporated herein.

Compensation

1.	Base Salary. You will be paid a base salary of $360,000 per year. Your Base Salary will be payable pursuant to the Company’s regular payroll policy.

2.	Bonus. You will be eligible for a discretionary cash bonus targeted at 35% of your base salary, payable in accordance with this paragraph. Payment of the discretionary bonus will be at the discretion of the Board and subject to many variables, especially the success of the Company and your contribution towards that success. Target bonuses are currently paid on a fiscal year schedule in Q1 of each year and are prorated for partial year service, and you must be an employee of the Company through the payment date in order to be eligible to receive your bonus.

3.	Equity. Subject to Board approval, you will be granted an option to purchase 1,000,000 shares of the Company’s Common Stock (the “Option”). The exercise price of the Option shall be $0.82 per share, a price equal to the Company’s current 409A valuation. Your Option shall vest based solely on continued service provided to the Company as follows: one-quarter vesting on the one-year anniversary of your start date with the Company (the “Cliff Date”), and the balance vesting in equal monthly installments over the three years thereafter (i.e., a customary 4-year vesting schedule with a one-year “cliff”). In addition, the Option will be eligible for the vesting acceleration described in in Section 2 and in Section 7 of Attachment A. The Option will be “early-exercisable”, such that you will be eligible to exercise shares subject to the Option prior to their vesting, and the Option will be exercisable until the earlier of (x) the expiration of the Option’s 10-year term or (y) unless the Option is assumed by the acquiring company, upon the effective date of a Change of Control. The Option will be an ISO to the extent statutorily permissible. The Option will be subject to the Company’s stock plan and the Company’s standard form of stock option agreement (with appropriate modifications to reflect the terms referenced above).

4.	Salary. Your Base Salary will be reviewed annually as part of the Company’s normal salary review process, for increase (but not decease other than as part of an across-the-board cost-cutting measure).

5.	Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties to hereunder.

Employee Benefits

You will be eligible to participate in Company-sponsored benefits, as in place from time to time. Availability, terms and the associated eligibility requirements of the Company’s benefit programs are subject to change by the Company from time to time, with or without notice.

Proprietary Information and Inventions Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Inventions Agreement (the “PIIA”), prior to or on your Start Date.

Non-Competition/Non-Solicitation

Prior to accepting this offer, you must disclose in writing to the undersigned the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality or similar agreement(s) with a current or former employer that in any way would prohibit your performance of any duties or responsibilities with the Company.

Employee Policies

You will be subject to the Company’s employee policies as established by Company management and the Board from time to time. The provisions of this offer letter and all other documents referenced herein constitute the full and complete terms of your employment and supersede any prior representations or agreements by anyone, either oral or written. These terms of employment are not subject to change or modification of any kind, unless specified in writing, and signed by you and the Company’s CEO or a member of the Board, as applicable.

Tax Matters

All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

Company Successors

This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. Any such successor will within a reasonable period of becoming the successor assume in writing and be bound by all of the Company’s obligations under this Agreement. For all purposes under this Agreement, the term “Company” shall include Esker Therapeutics, Inc. as well as any successor entity and to any successor to the Company’s business or assets that becomes bound by this Agreement.

Acceptance of Employment

This offer of employment is contingent upon your completion, execution, and our receipt of all employment documents listed in this letter on or before your Start Date (see below), along with the successful clearance of a background check. You will receive an email from our background check vendor in the next few days asking you to authorize the initiation of this background check, which you will need to respond promptly to.

Once you have had an opportunity to consider this offer letter, please indicate your agreement with these terms and conditions of employment by providing a signed copy of your offer back to Foresite Labs.

The below documents will be provided to you by Human Resources upon acceptance of this letter agreement. In addition, we must receive acceptable proof of identification and authorization to work in the United States (part of the I-9 form listed below).

1.             Background Check Release and Authorization (received via email through third party vendor)

2.             Signed Proprietary Information and Inventions Agreement

3.             Completed I-9 Form and documentation

4.             Signed Dispute Resolution/Arbitration Agreement

This offer expires within ten (10) calendar days of the date of this letter unless the Company receives a signed copy within that period.

We are delighted to be able to extend this offer of employment to you and sincerely feel the Company can provide you with the opportunity to achieve rewarding results for both you and the Company. Please contact me with any questions. We look forward to working with you.

Sincerely,

/s/ Martin Babler
Martin Babler, President

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and attached and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ David Goldstein
David Goldstein

Date:	September 15, 2021

ATTACHMENT A

Definitions, Terms and Conditions

1.            Termination of Employment.

a.            At-Will Employment. Your employment with the Company is at-will, meaning either you or the Company can terminate your employment at any time, with or without cause, and with or without notice. Neither you nor the Company can change the “at will” nature of your employment, unless the CEO or the Board of the Company and you sign a written contract that explicitly changes your status as an “at will” employee.

b.            Payment & Benefits Upon Termination. Your entitlement to payment and benefits upon termination is as follows:

(i)            Termination Without “Cause” or “Constructive Termination”. If your employment is terminated involuntarily without Cause (as defined in Section 3(a), below) or in the event of your “Constructive Termination” (as defined in Section 3(c) below) and you are subject to a “Separation” under Section 409A (as defined in Section 4 below):

(A)            you will receive payment for any earned and unpaid salary as of the date of your termination of employment; and,

(B)            in the event you execute and do not revoke the general release of claims (“Release”), in the form attached hereto as Attachment B, you will be offered the Separation Compensation (as defined in Section 2, below). Subject to the terms of Section 7 below, You will not be entitled to or offered any form of additional severance pay or benefits other than the Separation Compensation (e.g., you will not be entitled to pay or benefits under any employee severance plan that is generally applicable to employees).

(ii)           Voluntary Termination. If you voluntarily terminate your employment, or give notice that you will voluntarily terminate your employment at a future date (and whether or not the Company accelerates the effective date of your resignation date that you provide to an earlier termination date), you will receive payment(s) for all earned and unpaid salary. You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

(iii)          Termination for Cause. If your employment is terminated for Cause, you will receive payment(s) for all earned and unpaid salary as of your termination. You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

2.            Separation Compensation. If you are entitled to Separation Compensation under Section 1 above, your “Separation Compensation” will include each of the following, as well as the applicable vesting acceleration terms described in Section 7:

a.            Salary Continuance. You will be offered pay equal to nine months of your regular base salary subject to applicable payroll deductions and withholdings (“Salary Continuance”).

Your first salary continuance payment equal to one (1) month of your regular base salary shall commence on the thirtieth (30th) day following your termination of employment (unless a longer period is required by law to make the Release effective, in which case the first Salary Continuance payment shall be made on the sixtieth (60th) day following your termination of employment) provided the Release is effective at such time, and the remainder shall be paid in monthly installments beginning on the 1st day of the second month following your termination of employment, and on the 1st day of each month thereafter, until the total payment obligation is fulfilled. If the 60-day consideration and revocation period spans two calendar years, then the monthly installments will commence, if applicable, on the first payroll date in the second calendar year following expiration of the applicable revocation period.

b.            Acceleration of Vesting. Subject to the terms of your applicable equity grant agreements, the vesting applicable to any equity grants made by the Company to you shall accelerate as to that number of shares underlying such equity grant or grants that would have vested on the first anniversary of the date your employment terminates, such acceleration effective immediately prior to such termination.

c.            Other Benefits. The Company will reimburse you for your expenses in continuing medical insurance benefits for you and your family (meaning medical, dental, optical, and mental health, but not life, insurance) under the Company’s then-existing benefit plans (or otherwise in obtaining coverage substantially comparable to the coverage provided to you prior to the termination) over the period beginning on the date your employment terminates and ending on the earlier of (a) your period of Salary Continuance as provided above, or (b) the date you commence employment with another entity.

3.            Definitions.

a.            Cause. For the purposes of this letter agreement, “Cause” means your “Separation” by the Company for any of the following reasons: (i) your willful or gross neglect and material failure to perform your duties and responsibilities to the Company, including but not limited to a failure to cooperate with the Company in any investigation or formal proceeding; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other intentional misconduct in connection with your responsibilities as an employee that is materially injurious to the Company; (iii) the unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iv) you are convicted of, or enter a no contest plea to, a felony; or (v) your breach of any of your material obligations under any Company policy, written agreement or covenant with the Company (including this letter agreement). A termination of employment under subparts (i), (iii) and (v) shall not be deemed cause unless you have first been given specific written notice of subpart and facts relied upon and thirty days to cure. The determination as to whether you are being terminated for Cause, and whether you have cured any such actions or inactions during any thirty day cure period with respect to subparts (i), (iii) and (v) and with respect to subpart (v) whether such breach is capable of being cured, shall be made in good faith by the Board of Directors. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time as provided in Section 1(a) above.

b.            Change of Control. For purposes of this letter agreement, “Change of Control” of the Company is defined as: (i) the date any non-affiliated “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, other than pursuant to a sale by the Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

c.            Constructive Termination. For the purposes of this letter agreement, “Constructive Termination” means your Separation as the result of resignation for any of the following, except as otherwise agreed in writing by you: (i) a material reduction in your job duties, position and responsibilities, taken as a whole, other than in connection with an Excluded Change of Control; (ii) the Company requires you to relocate to a facility or location more than thirty-five (35) miles from the location from the primary location at which you were working for the Company immediately before the required change of location; (iii) any reduction of your base salary in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction), or (iv) the Company materially breaches the terms of this Agreement. Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above you must provide notice to the Company within sixty (60) days of the occurrence of a condition listed above and allow the Company thirty (30) days after your delivery of notice to the Company in which to cure such condition. Additionally, in the event the Company fails to cure the condition within the cure period provided, you must terminate employment with the Company within ten (10) days of the end of the cure period.

d.            Excluded Change of Control. For purposes of this letter agreement, an “Excluded Change of Control” shall mean (i) a Change of Control involving any transaction with Aclaris Therapeutics Inc. or (ii) a Change of Control with a a Special Purpose Acquisition Company formed by, or affiliated with, Foresite Capital Management or its affiliated funds (a “Foresite SPAC”) within twelve months of your Start Date.

4.            Code Section 409A. For purposes of this letter agreement, a “Separation” will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this letter agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your Separation from the Company or (ii) the date of your death following such a Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

5.            Code Section 280G. In the event that the severance and any other benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this letter agreement shall be either:

a.            delivered in full; or

b.            delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, (with first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and then a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless you and the Company otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid under this Section shall be made in writing by an accounting firm to be selected by reasonable agreement between you and the Company, whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. You and the Company shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section.

6.            Other Agreements. This Attachment A sets forth the terms of the benefits you are eligible to receive in the event your employment with the Company is terminated in the manner described herein and supersedes any prior representations or agreements, whether written or oral. In the event of a conflict between the terms of this Attachment A and any other agreement you have entered into with the Company (including the cover letter to this Attachment A), the terms of this Attachment A shall apply. Notwithstanding the foregoing, in the event of a conflict between the terms of this Attachment A and the documents reflecting your Option, the terms of the equity documentation shall govern. The definitions, terms and conditions contained in this Attachment A may not be modified or amended except by a written agreement, signed by an authorized representative at the direction of the Board of Directors of the Company and by you.

7.            Change of Control Vesting Acceleration and Severance. In the event of a Change of Control of the Company (other than an Excluded Change of Control), the Option shall vest with respect to 50% of any then unvested shares subject to the Option as of immediately prior to the closing of such Change of Control, provided you are still providing services to the Company at such time. In addition, if following a Change of Control you are subject to a Separation without Cause or a Constructive Termination within twelve months following such Change of Control, then the Option shall vest in full; for avoidance of doubt, a Change of Control under this sentence shall include an Excluded Change of Control. The additional vesting of the Option contemplated by the preceding sentence shall be effective on the effective date of the Release referenced in Section 1 required as a condition to Separation Compensation.

ATTACHMENT B

FORM OF
RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is dated as of __________ __, 202_ by and between Esker Therapeutics, Inc. (f/k/a FL2021-001, Inc.), a Delaware corporation (the “Company”) and __________ (“Executive;” or “You” and together with the Company, the “Parties”).

WHEREAS, the Company and Executive entered into an offer letter, dated __________ __, 2021 (the “Offer Letter”);

WHEREAS, the Company and Executive now desire to terminate the Employee’s employment as of __________ __, 202_ (the “Termination Date”); and

WHEREAS, this Agreement confirms the agreement between You and the Company regarding the termination of Your employment with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties hereby agree as follows:

1.            Resignation. You hereby resign as [INSERT TITLE] of the Company effective as of the Termination Date. You and the Company agree that Your termination is a Separation without Cause or a Constructive Termination (as such terms are defined in Attachment A to the Offer Letter).

2.            Final Pay. On the Termination Date, the Company will pay You $__________, less all applicable withholdings. This amount represents all of Your salary earned through the Termination Date and all of Your accrued but unused vacation time or PTO. You acknowledge that, prior to the execution of this Agreement, and other than as set forth in Attachment A to Your Offer Letter, You are not entitled to receive any additional money from the Company, and that the only payments that You are entitled to receive from the Company in the future are those specified in this Agreement and Attachment A.

3.            Separation Compensation. Pursuant to the terms of the Offer Letter, if You timely sign this Agreement and this Agreement becomes effective in accordance with Section 9 below, the Company will provide You with the Separation Compensation as defined and described in Attachment A to the Offer Letter within ten (10) days of the Effective Date (as defined below).

4.            Benefits. Except as provided in Attachment A to Your Offer Letter, Your participation in all employee benefits plans and programs will end on the Termination Date. Under separate cover, You will receive information about Your rights, if any, to continue Your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date, including as provided in Attachment A. In order to continue Your coverage, You must file the required election form.

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5.            Company Shares. On or about __________, the Company issued You a stock option to purchase __________ shares of its common stock pursuant to the stock option agreement, dated [INSERT DATE] (the “Stock Option Agreement”). Currently, you are vested in __________ option shares subject to the Stock Option Agreement (the “Vested Option Shares”). Pursuant to Attachment A of Your Offer Letter and if this Agreement become effective in accordance with Section 9 below, you will vest in an additional __________ option shares subject to the Stock Option Agreement (the “Additional Vested Option Shares”). Except as otherwise provided in this Section 5, the Vested Option Shares and Additional Vested Option Shares remain subject to the Stock Option Agreement and stock option plan. You acknowledge and agree that other than the Vested Option Shares and Additional Vested Option Shares, You have no further rights to the Company’s capital stock, or any rights to receive or vest in any additional shares of the Company capital stock.

6.            Release of All Claims.

(a)            Executive Release. In consideration for the Separation Compensation set forth in Section 3 (above) and other benefits provided to You in this Agreement, to the fullest extent permitted by law, You waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns, employee benefit plans, and each of their respective indirect and direct affiliates, stockholders, directors, officers, managers, members, employees, consultants, attorneys, agents and assigns with respect to any matter, including (without limitation) any matter related to Your employment with the Company, the termination of that employment, or Your ownership of the Company’s capital stock, right to purchase or the actual purchase or receipt of shares of the Company’s capital stock, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Fair Pay Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Workers Adjustment and Retraining Notification (“WARN”) Act, the Families First Coronavirus Response Act, the CARES Act, the California WARN Act, and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement and does not bar any claim by Executive for indemnification by the Company for claims, losses or costs arising from or related to his service as an officer and director of the Company.

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(b)            Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

7.            Exceptions. Nothing contained in this Agreement limits Your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit Your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Your right to receive an award for information provided to any Government Agencies. However, You understand and agree that You shall not be entitled to, and shall not seek nor permit anyone to seek on Your behalf, any personal, equitable or monetary relief for any claims or causes of action released by You in this Agreement, to the fullest extent permitted by law.

8.            No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by You or the Company of liability, any wrongdoing or any violation of law.

9.            Consideration and Revocation Period. You acknowledge that You have hereby been advised in writing to consult with an attorney of Your choice prior to signing this Agreement, and that You had at least twenty-one (21) days to consider this Agreement before signing it. You acknowledge that if this Agreement is signed before twenty-one (21) days have elapsed from the date of delivery, by signing this Agreement You have expressly waived the twenty-one (21)-day consideration period. You acknowledge that You may revoke this Agreement within seven (7) days following its execution, and the Agreement shall not become effective until the revocation period has expired. If You do not revoke this Agreement, the eighth day after the date You sign the Agreement will be the “Effective Date.”

10.            Section 409A. Any amount paid under this Agreement is intended to satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. For purposes of this Agreement, each of the salary continuation payments provided for in Section 3(a) to be made to You under this Agreement is designated as a separate payment under Section 409A.

11.           Opportunity to Seek Counsel. Executive acknowledges by signing this Agreement that he/she has read and understands this document, that he/she has conferred with or had the opportunity to confer with an attorney of his choice regarding the terms and meaning of this Agreement, that he/she has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to his/her as set forth herein, and that he/she has signed the same knowingly and voluntarily.

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12.          Confidentiality. You agree that You will not disclose to others the existence or terms of this Agreement, except that You may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

13.          Company Property. You represent that You will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company on or before the Termination Date.

14.          Mutual Non-Disparagement/Public Statements. You agree that You will never make any negative or disparaging statements (orally or in writing) about the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns, employee benefit plans, and each of their respective affiliates, stockholders, directors, officers, managers, members, employees, consultants, attorneys, agents and assigns, except as required by law. The Company shall direct its officers and directors to not make any negative or disparaging statements (orally or in writing) about You. You agree to cooperate with the Company and its public relations firm on all external and internal communications regarding your termination. You agree that You will not provide any interviews or statements relating to your termination or otherwise to the Company without obtaining Board approval prior to providing any such interviews or statements.

15.          Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

16.          Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Company:

Esker Therapeutics, Inc.

Attn: Chair of the Board of Directors

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If to Executive: Last address on file with the Company.

17.           Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

18.           Other Agreements. At all times in the future, You will remain bound by the Proprietary Information and Inventions Agreement (the “PIIA”) with the Company that You signed on or about __________, __, 2021, a copy of which is attached as Exhibit I. This Agreement, which incorporates the PIIA, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Offer Letter and the Dispute Resolution/Arbitration Agreement, dated __________, __, 2021. This Agreement may be modified only in a written document signed by Executive and a duly authorized officer of the Company.

19.           Governing Law/Jurisdiction. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, Your employment with the Company or any other relationship between You and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco, California in connection with any Dispute or any claim related to any Dispute.

20.          Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

21.          Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22.          Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

23.          Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

[Signature Page to Follow]

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

ESKER THERAPEUTICS, INC.

Date:	By:
Name:
Title:

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

EXECUTIVE:

Date:
Name:

EXHIBIT I

PIIA